Exhibit 8.2

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 22, 2016

Global Net Lease, Inc.

American Realty Capital Global Trust II, Inc.

405 Park Avenue, 14th Floor

New York, New York 10022

Re:	Agreement and Plan of Merger dated as of August 8, 2016

Ladies and Gentlemen:

We have acted as special tax counsel in connection with the proposed merger (the “Merger”) of American Realty Capital Global Trust II, Inc., a Maryland corporation (the “Company”), with and into Mayflower Acquisition LLC, a Maryland limited liability company (“Merger Sub”), a direct wholly-owned subsidiary of Global Net Lease, Inc., a Maryland corporation (“Parent”), with Merger Sub surviving. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of August 8, 2016 (the “Merger Agreement”) by and among Parent, Merger Sub, the Company, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”) and American Realty Capital Global II Operating Partnership, L.P., a Delaware limited partnership (“Global II OP”). The Merger is described in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) contained in the registration statement on Form S-4, Registration No. 333-213691, initially filed by Parent with the Securities and Exchange Commission on September 16, 2016, as amended through the date hereof, (together with the documents incorporated by reference therein, the “Registration Statement”). Capitalized terms not otherwise defined herein have the meanings specified in the Merger Agreement or the Registration Statement (or defined therein by cross-reference), unless otherwise indicated.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinion. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In acting as special tax counsel in connection with the Merger, we have participated in the preparation of the Merger Agreement, and pursuant to Section 7.1(e) of the Merger Agreement, you have requested our opinion regarding whether, on the basis of the facts, representations and assumptions set forth herein, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of the Company and of Parent and Merger Sub delivered to us for purposes of this opinion (the “Officer’s Certificates”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion (collectively, documents described in clauses (i) through (iv) are referred to herein as the “Transaction Documents”).

Global Net Lease, Inc.

American Realty Capital Global Trust II, Inc.

December 22, 2016

In addition, we have assumed, with your consent: (i) that the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus; (ii) that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the truth and accuracy, as of the date hereof, of the representations and warranties made by the parties to the Merger Agreement and (iv) that any such representations or warranties made “to the knowledge” or based on the belief of the parties are true and accurate without such qualification.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Based solely upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion other than as expressly stated above. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times. Further, there can be no assurance that changes in the law will not take place that could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.

This opinion letter is rendered to you in connection with the Merger and pursuant to the requirements of Section 7.1(e) of the Merger Agreement, and is not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

Sincerely yours,

/s/ Proskauer Rose LLP